Exhibit 99.1

PRESS RELEASE

Prothena Reports Third Quarter 2024 Financial Results and Business Highlights

•Net cash used in operating and investing activities was $102.5 million and $102.5 million for the third quarter and first nine months of 2024, respectively; quarter-end cash and restricted cash position was $520.1 million
•PRX012, a potential single-injection once-monthly subcutaneous treatment, is designed to address the unmet need of millions of patients with presymptomatic or early symptomatic Alzheimer's disease; Prothena expects to report multiple clinical readouts starting in mid-2025 and continuing throughout the year from the ongoing Phase 1 ASCENT clinical trials
•Results from partner Roche evaluating prasinezumab in patients with early Parkinson’s disease from the Phase 2 PASADENA OLE clinical trial published in Nature Medicine
•In collaboration with Bristol Myers Squibb, Prothena has initiated a Phase 1 clinical trial for PRX019, a potential treatment for neurodegenerative diseases
•With partner Novo Nordisk, Phase 1 clinical trial results for coramitug (formerly PRX004) in patients with ATTR amyloidosis published in Amyloid, the official journal of the ISA
•Prothena appointed Chad J. Swanson, Ph.D., as Chief Development Officer

DUBLIN, Ireland, November 12, 2024-- Prothena Corporation plc (NASDAQ:PRTA), a late-stage clinical biotechnology company with a robust pipeline of investigational therapeutics built on protein dysregulation expertise, today reported financial results for the third quarter and first nine months of 2024 and provided business highlights.

“Within the next several quarters we expect meaningful data readouts on four clinical programs in our robust R&D pipeline, that have the potential to significantly improve the lives of millions of individuals with neurodegenerative or rare peripheral amyloid diseases and their families,” said Gene Kinney, Ph.D., President and Chief Executive Officer, Prothena. “From our wholly-owned programs we expect to complete our confirmatory Phase 3 AFFIRM-AL clinical trial evaluating birtamimab, which is being conducted under a SPA agreement with the FDA at a significance level of 0.10, in 1H 2025. We also expect to announce multiple clinical readouts from our ongoing Phase 1 ASCENT clinical trials evaluating PRX012 for Alzheimer’s disease starting in mid-2025 and continuing throughout the year. In collaboration with Roche, we expect results from the Phase 2b PADOVA clinical trial evaluating prasinezumab for Parkinson’s disease in 4Q 2024 and with Novo Nordisk, we expect results from the Phase 2 signal-detection clinical trial evaluating coramitug for ATTR amyloidosis with cardiomyopathy in 1H 2025.”

Third Quarter, Recent Business Highlights and Upcoming Milestones

Neurodegenerative Diseases Portfolio

Alzheimer’s Disease

PRX012, a wholly-owned potential best-in-class, single-injection once-monthly antibody delivered subcutaneously for the treatment of Alzheimer’s disease that targets a key epitope at the N-terminus of amyloid beta (Aβ) with high binding potency. The U.S. Food and Drug Administration (FDA) has granted Fast Track designation for PRX012 for the treatment of Alzheimer’s disease.
•Designed as a potential single-injection once-monthly subcutaneous treatment to address the unmet need of millions of patients with presymptomatic or early symptomatic Alzheimer's disease, Prothena expects to report multiple clinical readouts starting in mid-2025 and continuing throughout the year from the ongoing Phase 1 ASCENT clinical trials
•Prothena has currently enrolled approximately 260 patients in the ASCENT clinical trials
•Poster presentation at CTAD 2024 highlighted the clinical trial design and patient demographic diversity of the ongoing ASCENT clinical trials

BMS-986446 (formerly PRX005), a potential best-in-class antibody for the treatment of Alzheimer’s disease that specifically targets a key epitope within the microtubule binding region (MTBR) of tau, a protein implicated in the causal pathophysiology of Alzheimer’s disease.
•Bristol Myers Squibb continues to enroll the ongoing Phase 2 clinical trial in approximately 475 patients with early Alzheimer’s disease; primary completion expected in 2027 (NCT06268886)
•Bristol Myers Squibb is responsible for all development, manufacturing, and commercialization
•Oral encore presentation by partner Bristol Myers Squibb at CTAD 2024 highlighted the design of the ongoing Phase 2 TargetTau-1 clinical trial

PRX123, a wholly-owned potential first-in-class dual Aβ/tau vaccine designed for the treatment and prevention of Alzheimer’s disease, is a dual-target vaccine targeting key epitopes within the N-terminus of Aβ and MTBR-tau designed to promote amyloid clearance and block the transmission of pathogenic tau. The FDA cleared the investigational new drug (IND) application and granted Fast Track designation for PRX123 for the treatment of Alzheimer’s disease.
•Continuing to optimize capital allocation across our robust R&D pipeline, Prothena expects to update plans for Phase 1 clinical trial in 2025

Parkinson’s Disease

Prasinezumab, a potential first-in-class antibody for the treatment of Parkinson’s disease that is designed to target key epitopes within the C-terminus of alpha-synuclein and is the focus of a worldwide collaboration with Roche.
•PASADENA Open Label Extension Phase 2 clinical trial results published in Nature Medicine showed a continued reduction in motor and functional progression compared to real-world data after 4 years
•Topline results from Phase 2b PADOVA clinical trial in patients with early Parkinson’s disease, which has completed enrollment of 586 patients, expected in 4Q 2024 (NCT04777331)

Neurodegenerative Diseases

PRX019, a potential treatment of neurodegenerative diseases in development in collaboration with Bristol Myers Squibb.
•Prothena has initiated a Phase 1 first-in-human clinical trial to evaluate the safety, tolerability, immunogenicity, and pharmacokinetics of single ascending and multiple doses in healthy adults

Rare Peripheral Amyloid Diseases Portfolio

AL Amyloidosis

Birtamimab, a wholly-owned potential best-in-class anti-amyloid antibody for the treatment of AL amyloidosis designed to directly neutralize soluble toxic light chain aggregates and promote clearance of amyloid that causes organ dysfunction and failure. Among patients with AL amyloidosis, a rare, progressive, and fatal disease, newly diagnosed individuals with cardiac involvement are at the highest risk for early death. Birtamimab has been granted Fast Track designation by the FDA and has been granted Orphan Drug Designation by both the FDA and European Medicines Agency. A significant survival benefit was observed in the post hoc analysis of birtamimab-treated patients categorized as Mayo Stage IV at baseline in the previous Phase 3 VITAL clinical trial (Blood 2023).
•The ongoing confirmatory Phase 3 AFFIRM-AL clinical trial is being conducted under a Special Protocol Assessment (SPA) agreement with the FDA with a primary endpoint of all-cause mortality (time-to-event) at a significance level of 0.10
•Topline results from confirmatory AFFIRM-AL Phase 3 clinical trial expected in 1H 2025 (NCT04973137)

ATTR Amyloidosis

Coramitug (formerly PRX004), a potential first-in-class amyloid depleter antibody for the treatment of ATTR amyloidosis with cardiomyopathy (ATTR-CM) designed to deplete the pathogenic, non-native forms of the transthyretin (TTR) protein, is being developed by Novo Nordisk as part of its up to $1.2 billion acquisition of Prothena’s ATTR amyloidosis business and pipeline.
•Phase 1 clinical trial results for coramitug in patients with ATTR amyloidosis published in Amyloid, the official journal of the International Society of Amyloidosis
•Ongoing Phase 2 signal-detection clinical trial in patients with ATTR-CM is being conducted by Novo Nordisk
•Phase 2 clinical trial has completed enrollment of approximately 99 patients with topline data expected in 1H 2025 (NCT05442047)

Corporate Highlight

•Prothena announced the appointment of Chad J. Swanson, Ph.D., as Chief Development Officer in September 2024, leading all clinical development and medical functions. Dr. Swanson is a neuropharmacologist with over 20 years industry experience and joined Prothena as Senior Vice President and Head of Clinical Development in January 2023 from Eisai, Inc. where he was the Executive Director of Clinical Research in the Alzheimer’s Disease Brain Health group.

Third Quarter and First Nine Months of 2024 Financial Results
For the third quarter and first nine months of 2024, Prothena reported net loss of $59.0 million and $64.4 million, respectively, as compared to a net income of $21.9 million and net loss of $79.6 million for the third quarter and first nine months of 2023, respectively. Net loss per share was $1.10 and $1.20 for the third quarter and first nine months of 2024, as compared to a net income per share on a diluted basis of $0.38 and a net loss per share of $1.50 for the third quarter and first nine months of 2023, respectively.
Prothena reported total revenue of $1.0 million and $133.0 million for the third quarter and first nine months of 2024, respectively, as compared to total revenue of $84.9 million and $91.1 million for the third quarter and first nine months of 2023, respectively. Total revenue for the third quarter and first nine months of 2024 was primarily from collaboration revenue from Bristol Myers Squibb as compared to total revenue for the third quarter and first nine months of 2023 that was also primarily from collaboration revenue from Bristol Myers Squibb.
Research and development (R&D) expenses totaled $50.7 million and $172.3 million for the third quarter and first nine months of 2024, respectively, as compared to $57.9 million and $158.7 million for the third quarter and first nine months of 2023, respectively. The decrease in R&D expenses for the third quarter compared to the same period in the prior year was primarily due to lower manufacturing expenses. The increase in R&D expenses for the first nine months of 2023, compared to the same period in the prior year was primarily due to higher clinical trial expenses and higher personnel related expenses; offset in part by lower manufacturing and other R&D expenses. R&D expenses included non-cash share-based compensation expense of $5.1 million and $16.2 million for the third quarter and first nine months of 2024, respectively, as compared to $4.9 million and $14.2 million for the third quarter and first nine months of 2023, respectively.
General and administrative (G&A) expenses totaled $16.8 million and $50.4 million for the third quarter and first nine months of 2024, respectively, as compared to $16.6 million and $44.9 million for the third quarter and first nine months of 2023, respectively. The increase in G&A expenses for the first nine months of 2024 compared to the same period in the prior year was primarily related to higher personnel related expenses. G&A expenses included non-cash share-based compensation expense of $5.9 million and $19.2 million for the third quarter and first nine months of 2024, respectively, as compared to $6.0 million and $15.7 million for the third quarter and first nine months of 2023, respectively.
Total non-cash share-based compensation expense was $11.0 million and $35.4 million for the third quarter and first nine months of 2024, respectively, as compared to $10.9 million and $29.8 million for the third quarter and first nine months of 2023, respectively.

As of September 30, 2024, Prothena had $520.1 million in cash, cash equivalents and restricted cash, and no debt.
As of November 6, 2024, Prothena had approximately 53.8 million ordinary shares outstanding.

2024 Financial Guidance

The Company continues to expect full year 2024 net cash used in operating and investing actives to be $148 to $160 million and expects to end the year with approximately $468 million (midpoint) in cash, cash equivalents and restricted cash. The estimated full year 2024 net cash used from operating and investing activities is primarily driven by an estimated net loss of $120 to $135 million, which includes an estimated $48 million of non-cash share-based compensation expense.

About Prothena
Prothena Corporation plc is a late-stage clinical biotechnology company with expertise in protein dysregulation and a pipeline of investigational therapeutics with the potential to change the course of devastating neurodegenerative and rare peripheral amyloid diseases. Fueled by its deep scientific expertise built over decades of research, Prothena is advancing a pipeline of therapeutic candidates for a number of indications and novel targets for which its ability to integrate scientific insights around neurological dysfunction and the biology of misfolded proteins can be leveraged. Prothena’s pipeline includes both wholly-owned and partnered programs being developed for the potential treatment of diseases including AL amyloidosis, ATTR amyloidosis with cardiomyopathy, Alzheimer’s disease, Parkinson’s disease and a number of other neurodegenerative diseases. For more information, please visit the Company’s website at www.prothena.com and follow the Company on Twitter @ProthenaCorp.

Forward-Looking Statements
This press release contains forward-looking statements. These statements relate to, among other things, the sufficiency of our cash position to fund advancement of a broad pipeline and completion of our ongoing clinical trials; the continued advancement of our discovery, preclinical, and clinical pipeline, and expected milestones in 2024, 2025, and beyond; the treatment potential, designs, proposed mechanisms of action, and potential administration of PRX012, BMS-986446/PRX005, PRX123, prasinezumab, PRX019, birtamimab, and coramitug/PRX004; plans for ongoing and future clinical trials of PRX012, BMS-986446/PRX005, PRX123, prasinezumab, PRX019, birtamimab, and coramitug/PRX004; the expected timing of reporting data from clinical trials, including multiple clinical readouts starting in mid-2025 and continuing throughout the year from our ongoing Phase 1 clinical trials evaluating PRX012 and topline study results for our Phase 3 AFFIRM-AL clinical trial between in 1H 2025; our anticipated net cash burn from operating and investing activities for 2024 and expected cash balance at the end of 2024; and our estimated net loss and non-cash share-based compensation expense for 2024. These statements are based on estimates, projections and assumptions that may prove not to be accurate, and actual results could differ materially from those anticipated due to known and unknown risks, uncertainties and other factors, including but not limited to those described in the “Risk Factors” sections of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on November 12, 2024, and discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the SEC. We undertake no obligation to update publicly any forward-looking statements contained in this press release as a result of new information, future events, or changes in our expectations.

PROTHENA CORPORATION PLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited - amounts in thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Collaboration revenue	$970	$84,866	$132,984	$91,004
Revenue from license and intellectual property	—	—	50	50
Total revenue	970	84,866	133,034	91,054
Operating expenses:
Research and development	50,723	57,913	172,347	158,680
General and administrative	16,760	16,645	50,351	44,895
Total operating expenses	67,483	74,558	222,698	203,575
Income (loss) from operations	(66,513)	10,308	(89,664)	(112,521)
Total other income, net	6,677	8,507	20,235	22,659
Income (loss) before income taxes	(59,836)	18,815	(69,429)	(89,862)
Benefit from income taxes	(835)	(3,092)	(5,075)	(10,310)
Net income (loss)	$(59,001)	$21,907	$(64,354)	$(79,552)
Basic net income (loss) per ordinary share	$(1.10)	$0.41	$(1.20)	$(1.50)
Diluted net income (loss) per ordinary share	$(1.10)	$0.38	$(1.20)	$(1.50)
Shares used to compute basic net income (loss) per share	53,790	53,559	53,757	53,064
Shares used to compute diluted net income (loss) per share	53,790	58,004	53,757	53,064

PROTHENA CORPORATION PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited - amounts in thousands)

	September 30,	December 31,
	2024	2023
Assets
Cash and cash equivalents	$519,262	$618,830
Restricted cash, current	—	1,352
Prepaid expenses and other current assets	15,722	19,100
Total current assets	534,984	639,282
Property and equipment, net	3,254	3,836
Operating lease right-of-use assets	11,400	12,162
Restricted cash, non-current	860	860
Other non-current assets	44,756	40,242
Total non-current assets	60,270	57,100
Total assets	$595,254	$696,382
Liabilities and Shareholders’ Equity
Accrued research and development	10,340	14,724
Deferred revenue, current	8,832	—
Lease liability, current	2,613	1,114
Other current liabilities	24,637	41,053
Total current liabilities	46,422	56,891
Deferred revenue, non-current	5,589	67,405
Lease liability, non-current	8,881	10,721
Total non-current liabilities	14,470	78,126
Total liabilities	60,892	135,017
Total shareholders’ equity	534,362	561,365
Total liabilities and shareholders’ equity	$595,254	$696,382

Contacts:

Investors
Mark Johnson, CFA, Vice President, Investor Relations
650-417-1974, mark.johnson@prothena.com

Media
Michael Bachner, Senior Director, Corporate Communications
609-664-7308, michael.bachner@prothena.com